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Registration No. 333-

As filed with the Securities and Exchange Commission on June 26, 2002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LAWSON SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1251159 (I.R.S. Employer Identification No.)

380 Saint Peter Street
St. Paul, Minnesota 55102-1302
(Address, including zip code, of registrant's principal executive offices)

LAWSON SOFTWARE, INC. AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN
LAWSON SOFTWARE, INC. 2001 STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Bruce B. McPheeters, Esq.
General Counsel, Secretary and Vice President of Administration
Lawson Software, Inc.
380 Saint Peter Street
St. Paul, Minnesota 55102-1302
(651) 767-7000
(Name, address and telephone number,
including area code, of agent for service of process)

Copy to:

Jonathan B. Abram, Esq.
Dorsey & Whitney LLP Suite 1500
50 South Sixth Street
Minneapolis, Minnesota 55402
(612) 340-2600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, par value $.01 per share	58,908,543	$4.85	$285,706,433.55	$26,284.99

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) based upon the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on June 24, 2002.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents which have been filed with the Securities and Exchange Commission (the "Commission") by us are incorporated by reference in this Registration Statement, as of their respective dates:

  (a)
  The prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-63394 on Form S-1 filed with the Commission on June 20, 2001, together with any amendments thereto (the "Registration Statement"), in which there are set forth our audited financial statements for the fiscal years ended May 31, 2001 and May 31, 2000;

  (b)
  The description of our Common Stock contained in Item 1 of the Registration Statement on Form 8-A filed with the Commission November 14, 2001, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Registration Statement on Form S-8;

  (c)
  The Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2001; and

  (d)
  The Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2002.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

        The consolidated financial statements incorporated by reference in this registration statement for Account4, Inc. as of and for the year ended December 31, 2000 include a report of Arthur Andersen. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of their report in such incorporation by reference. We have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the 1933 Act.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (DGCL) authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the DGCL, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL. As permitted by the DGCL, our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of the director's fiduciary duty, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.

        We have entered into an agreement with David S. B. Lang that requires us to indemnify Mr. Lang for expenses and liabilities incurred by Mr. Lang in any proceeding by reason of his status as a director with us to the extent permitted by Delaware law and as authorized in our certificate of incorporation.

        We also intend to maintain director and officer liability insurance.

        The underwriting agreement filed as Exhibit 1.1 to the Registration Statement contains provisions indemnifying our officers and directors against liabilities arising under the Securities Act, or otherwise.

Item 7. Exemption from Registration Claimed.

        No securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 333-63394).
4.2	Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-63394).
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Paul, State of Minnesota, on June 25, 2002.

LAWSON SOFTWARE, INC.
By:	/s/ JOHN J. COUGHLAN John J. Coughlan President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Coughlan and Robert G. Barbieri, and each of them, his true and lawful attorney-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2002.

Signature	Title

/s/ H. RICHARD LAWSON H. Richard Lawson	Chairman
/s/ JOHN J. COUGHLAN John J. Coughlan	President and Chief Executive Officer and Director (principal executive officer)
/s/ ROBERT G. BARBIERI Robert G. Barbieri	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ DAVID R. HUBERS David R. Hubers	Director
/s/ THOMAS G. HUDSON Thomas G. Hudson	Director
/s/ RICHARD D. KREYSAR Richard D. Kreysar	Director
/s/ DAVID S.B. LANG David S.B. Lang	Director
/s/ GEOFFREY A. MOORE Geoffrey A. Moore	Director

EXHIBIT INDEX TO
FORM S-8

Lawson Software, Inc.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 333-63394).
4.2	Form of Certificate of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-63394).
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX TO FORM S-8